Exhibit 99.1

Company Contact:
Brenda Morris
Chief Financial Officer
Zumiez Inc.
(425) 551-1564

Investor Contact:
Integrated Corporate Relations
Chad Jacobs/David Griffith
(203) 682-8200

ZUMIEZ INC. REPORTS JULY 2006 SALES RESULTS
Net Sales Increased 44.6% to $19.8 Million
July 2006 Comparable Store Sales Increased 8.4%

Everett, WA — August 2, 2006 — Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended July 29, 2006 increased 44.6% to $19.8 million, compared to $13.7 million for the four-week period ended July 30, 2005.  The company’s comparable store sales increased 8.4% for the four-week period, versus a comparable store sales increase of 12.7% in the year ago period.  The company completed its acquisition of 19 Fast Forward stores on June 24, 2006.  These stores are not included in the company’s comparable store base.

To hear the Zumiez prerecorded July sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #6130350.

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories.  Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX.  We currently operate 221 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.